Exhibit 10.1

March 14, 2006
Mr. Michael Wessner
President
J&L Industrial Supply Company
20921 Lahser
Southfield, MI 48034-4432
Dear Mike:
This letter is to inform you that you are eligible to receive the following compensation in the event of completion of a successful sale of the J&L Industrial Supply, whether by sale of all or substantially all of the stock or assets of J&L Industrial Supply (the “Closing”) by Kennametal Inc. (“Seller”).
Incentive Payment
Upon Closing, you will receive a cash Incentive Payment in the amount of $1,794,000.
Treatment of Options/Restricted Stock Awards/Incentive Bonus Awards
Upon Closing, (i) all stock options held by you will be immediately vested and you shall have until the sooner of one year from the Closing or the original expiration date of the options to exercise such options; and (ii) all restricted stock awards that can be vested shall be vested, it being understood that vesting of restricted stock awards under the Stock and Incentive Plan of 2002 may not be accelerated and will be forfeited as of the Closing. In compensation for the forfeited restricted stock, Seller will make a cash payment to you equal to the value of the restricted stock forfeited as of the Closing based on the fair market value of the stock (as defined in the plan) as of the Closing.
Any incentive bonus awards pursuant to those Incentive Bonus Award agreements dated as of July 27, 2004 and July 25, 2005 shall continue in accordance with their terms, it being understood that such awards terminate and are forfeited upon termination of employment with Seller for any reason other than death, disability or retirement, prior to payout and, therefore, such awards shall terminate and be forfeited if the Closing has occurred prior to the payout date of such awards.
Severance Protection
In the event that (i) the buyer does not make you a “qualified employment offer” and your employment with the buyer does not commence or is terminated by you or the buyer within one year of Closing, or (ii) employment with the buyer is involuntarily terminated by the buyer within one year of Closing, or (iii) there is a substantial diminution of duties or a material reduction in compensation in the aggregate followed by a termination by the buyer or you within one year of Closing, then Seller will pay you an amount (the “Severance Payment”) equal to $1,131,500 . It is understood and agreed that the above severance payment will be paid less any amount of severance provided by buyer. A “qualified employment offer” is any offer of employment with comparable duties and responsibilities at not less than current base and targeted bonus or comparable aggregate compensation with reasonable equivalent benefits in the aggregate.
Non-Solicitation of Employees/Confidentiality
You agree that, during your employment with Seller or any affiliate of Seller (each a “Seller Entity”) and for two (2) years after the Closing, you may not, directly or indirectly, induce and/or attempt to induce any employee of any Seller Entity to terminate employment or hire and/or participate in the hiring and/or interviewing of any employee of any Seller Entity. An employee of any Seller Entity means any person who is a current employee of any Seller Entity, any person who is an employee of any Seller Entity as of the Closing and/or any person who was employed by any Seller Entity within six (6) months of the date of any action by you that violates this paragraph.
You further agree that all confidential information obtained by you while employed by a Seller Entity is the property of such Seller Entity, that unauthorized use, misappropriation or disclosure of any such confidential information would constitute a breach of trust and could cause irreparable injury to Seller, and that it is essential to the protection of Seller’s goodwill and to the maintenance of its competitive position that all such confidential information be kept secret and not disclosed to any third party or used in any way to the detriment of Seller. Accordingly, you agree to hold and safeguard all such confidential information and to not (except as required in the performance of your duties with a Seller Entity), use or disclose or make available to anyone, at any time, other than any other Seller Entity, either during your employment with a Seller Entity or subsequent thereto, any confidential information.
Until publicly disclosed, you also agree to keep the existence and terms of this letter agreement confidential and not to disclose the existence or any of the terms of this letter agreement to anyone other than Markos I. Tambakeras, Carlos M. Cardoso, Michael G. Pepperney, your attorney or me.
You acknowledge that the breach by you of the provisions of this section entitled “Non-Solicitation of Employees/Confidentiality” would cause irreparable injury to Seller, and that remedies at law for any such breach will be inadequate. Accordingly, you consent and agree that Seller shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this section, in addition to whatever remedies are available at law. You acknowledge that you will be fully able to earn an adequate living for yourself and your dependents if this section should be specifically enforced against you and that such enforcement will not impair your ability to obtain employment commensurate with your abilities and fully acceptable to you. If the scope of any restriction contained in this section is too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and you and Seller hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.
Additional Matters
The foregoing payments will be made on the thirty (30) days following the Closing, or sooner if reasonably practicable, and all such payments will be subject to legally required withholdings and deductions.
You understand and agree that the payments set forth in this letter take into account and therefore are in lieu of any payments owed to you under the Prime Bonus Plan for fiscal 2006. In the event that the Closing does not occur by December 15, 2006, this letter shall be null and void and you will promptly receive any amounts due to you for your Prime Bonus Plan payment for fiscal 2006.
This letter comprises the entire agreement between the parties regarding the matters set forth herein and supersedes any prior discussions or documents concerning this subject matter. The provisions contained herein can be modified only by a subsequent writing signed by the parties to this letter.
This letter agreement will be terminated in the event that you are terminated for cause prior to the Closing.
Your Officer’s Employment Agreement with Seller dated January 30, 2001 will be terminated and shall be of no further force or effect as of the Closing except that the provisions contained therein regarding confidentiality shall continue in accordance with their terms.

This letter shall be governed by the internal laws of the Commonwealth of Pennsylvania without reference to its conflict of laws provisions.
You acknowledge that this letter agreement may be filed with the Securities and Exchange Commission.
Please confirm your agreement with the foregoing by signing below where indicated. Please return an originally signed copy to me.
If you have any additional questions or concerns, please call me.

Sincerely,
/s/ Kevin R. Walling

Kevin R. Walling Vice President, Chief Human Resources Officer

cc: Markos I. Tambakeras, Carlos M. Cardoso, Michael G. Pepperney
AGREED TO:
/s/ Michael P. Wessner
Print Name: Michael P. Wessner
Date: 3-14-06

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